Exhibit 99.1

    The Lubrizol Corporation

    29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Lubrizol Announces Earnings of $0.95 per Share

for the First Quarter of 2009

•	Adjusted earnings down 4% from prior year to $1.06 per share, excluding restructuring charges of $.11 per share

•	Lubrizol Advanced Materials reported operating income of $26 million, significantly improving from the $1.5 million operating loss in the fourth quarter of 2008

•

Aggressive cost reduction actions partially offset the earnings impact of lower volumes and unfavorable currency; consolidated selling, testing, administrative and research expenses down 12% from prior year

•	Strong cash flow from operations of $166 million due to solid earnings and significant inventory reductions

•	Guidance for 2009 EPS increased to $3.83 to $4.23, including restructuring and impairment charges of $.12, and $3.95 to $4.35 excluding these charges

CLEVELAND, April 30, 2009 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the first quarter ended March 31, 2009 were $64.2 million, or $.95 per diluted share, including after-tax restructuring charges of $7.6 million, or $.11 per diluted share, primarily related to cost reduction actions the company implemented in the first quarter. Comparable earnings for the first quarter of 2008 were $73.6 million, or $1.06 per diluted share, which included after-tax restructuring and impairment charges of $2.9 million, or $.04 per diluted share, primarily related to the disposition of a North American coatings facility.

First Quarter Consolidated Results

Consolidated revenues for the first quarter decreased 18 percent to $1.01 billion compared with $1.23 billion in the first quarter of 2008. The year-over-year decrease in revenues was attributable to lower volume and unfavorable currency that more than offset an improvement in the combination of price and product mix. Included in these factors was the incremental impact from acquisitions completed in 2008, which contributed 1 percent to consolidated revenues in the first quarter of 2009.

Excluding the restructuring and impairment charges in both periods, adjusted earnings were $71.8 million, or $1.06 per diluted share, for the first quarter of 2009 compared with $76.5 million, or $1.10 per diluted share, for the first quarter of 2008.

Remarking on the results, CEO James Hambrick stated, “Our performance in the first quarter is a testimony to the value that our technology brings to our customers. These results reflect disciplined margin management initiatives and our aggressive cost reduction actions.”

Adjusted earnings per share for the first quarter of 2009 declined 4 percent compared with the prior-year first quarter largely due to lower volumes, which resulted in significant unabsorbed manufacturing costs in both segments, and a $.12 per diluted share impact from higher net interest expense. The higher net interest expense primarily was attributable to the negative carry associated with the January pre-funding of the October 2009 maturity, and lower interest income. These unfavorable factors to earnings more than offset the impact of an improvement in the combination of price and product mix; cost savings initiatives that reduced selling, technical, administrative and research (STAR) expenses and manufacturing costs; a lower effective tax rate; and contributions from acquisitions.

Cash flow from operations was $166 million for the first three months of 2009 compared with $43 million in the year-earlier period. In addition to the strong earnings, cash flow from operations was aided by a significant reduction in inventories. Capital expenditures in the first quarter of 2009 were approximately $44 million compared with $52 million in the first quarter of 2008.

First Quarter Segment Results

In the first quarter of 2009, Lubrizol Additives segment revenues of $728 million were 14 percent lower than in the first quarter of 2008. Compared with the prior-year results, the decrease in revenues was attributable to lower volume and an unfavorable currency impact, which more than offset an improvement in the combination of price and product mix. The magnitude of the volume decline was the same across all geographic regions and was attributable to ongoing economic weakness and continued inventory destocking. Additives operating income was $119 million in the first quarter of 2009 reflecting effective margin management initiatives and reductions in spending. These favorable items to operating income more than offset the impact of lower volume, including unabsorbed manufacturing costs, and unfavorable currency.

The Lubrizol Advanced Materials segment reported revenues of $285 million in the first quarter of 2009, a decrease of 26 percent compared with the prior-year results, as lower volume and unfavorable currency more than offset the improvement in the combination of price and product mix in essentially all product areas. Included in these factors was the incremental impact from the 2008 acquisitions, which contributed 5 percent to segment revenues in the quarter. While all product lines experienced lower volumes, the declines in Engineered Polymers and Performance Coatings were more substantial than in the Consumer Specialties product line. Advanced Materials operating income was $26 million in the first quarter of 2009, down slightly from the prior-year results of $29 million. This year-over-year decrease in operating income primarily was due to the impact of lower volume, including unabsorbed manufacturing costs, which more than offset the positive impact of improved margins and reduced spending.

Commenting on the results, Hambrick said, “We knew 2009 was going to be a challenging year, so I am very pleased with the results that both segments delivered this quarter. Additives performed very well, particularly given the comparison to their strong results in the first quarter of 2008. Advanced Materials demonstrated significant improvement sequentially and posted solid operating income considering the state of some of their end-use markets.

“After a very weak December of 2008, consolidated volume grew steadily through the first quarter. The year-over-year volume declines in both segments were in line with our expectations, and we project this will be our weakest volume quarter for the year.”

Financing Activities

On January 27, 2009, the company completed the issuance of $500 million of 8.875% senior notes due in 2019 to pre-fund the $382 million October 2009 debt maturity and for general corporate purposes. On February 2, 2009, the company closed a $150 million three-year bank term loan to finance the December 2008 acquisition of The Dow Chemical Company’s thermoplastic polyurethane business and for general corporate purposes.

On March 31, 2009, the company completed a cash tender for the October 2009 senior notes at a price of 100.5% of par. The aggregate principal amount tendered was approximately $177 million, or 46 percent of the outstanding senior notes. The remaining $205 million of the 4.625% senior notes outstanding will be repaid at maturity. As a result of this tender offer, the company projects a net favorable impact to earnings of $.02 per diluted share attributable to lower interest expense.

Earnings Outlook

The company increased its guidance for earnings that was issued on February 5. The company’s guidance for 2009 earnings is now in the range of $3.83 to $4.23 per diluted share, including restructuring and impairment charges of $.12 per diluted share, primarily related to cost reductions announced in the first quarter of 2009 and the closing of a Canadian additives blending facility. In 2008, the company reported a loss of $0.97 per share, including restructuring and impairment charges of $5.04 per share, largely related to goodwill impairment, and other adjustments of $.02 per share. Excluding the special charges from both years, the company projects 2009 adjusted earnings in the range of $3.95 to $4.35 per diluted share, which compares with 2008 adjusted earnings of $4.09 per diluted share.

Updates to key assumptions for this guidance include:

•	Consolidated volume decline of approximately 15 percent compared with 2008;

•	STAR expenses approximately 6 percent lower compared with 2008;

•	Consolidated adjusted EBIT growth in the range of 5 to 13 percent compared with 2008;

•	An effective tax rate of 30.5 percent for the year; and

•	The euro to average $1.30 for the year.

Regarding the earnings outlook, Hambrick added, “We are cautiously optimistic that 2009 could represent another year of earnings growth for Lubrizol. The factors driving end-use demand for our products are beyond our control. However, we have executed very well on those items that we can manage – margins, supply chain, working capital and spending – as reflected in our results. Even at the lower production levels, we have managed our plants cost effectively.

“We took decisive action early in the year in response to the global recession. These actions contributed to our success in the quarter and are expected to provide benefits throughout the year. We will remain vigilant on those items we can control and strive to deliver favorable results for the year.”

Conference Call on the Web

An audio webcast of the first quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.

About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,800 employees worldwide. Revenues for 2008 were $5.0 billion. For more information, visit www.lubrizol.com.

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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; the impact of our current capital structure on our ability to access the capital markets in the future; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.

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THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Millions Except Per Share Data)

	Three Months Ended March 31,
	2009	2008
Revenues	$1,012.4	$1,227.3
Cost of sales	738.5	934.5

Gross profit	273.9	292.8

Selling and administrative expenses	93.8	108.6
Research, testing and development expenses	49.0	54.1
Amortization of intangible assets	6.3	7.0
Restructuring and impairment charges	11.4	4.8
Other income – net	(5.2)	(4.9)
Interest expense – net	26.7	13.7

Income before income taxes	91.9	109.5
Provision for income taxes	26.7	33.5

Net income	65.2	76.0
Net income attributable to noncontrolling interests	1.0	2.4

Net income attributable to The Lubrizol Corporation	$64.2	$73.6

Earnings per share attributable to The Lubrizol Corporation:

Basic	$0.95	$1.07

Diluted	$0.95	$1.06

Weighted-average common shares outstanding:
Basic	67.7	68.6

Diluted	68.0	69.3

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions of Dollars)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$623.7	$186.2
Receivables	600.8	608.5
Inventories	642.5	814.6
Other current assets	96.2	90.6

Total current assets	1,963.2	1,699.9

Property and equipment – net	1,188.2	1,197.6
Goodwill and intangible assets – net	1,121.1	1,143.1
Investments and other assets	116.6	109.9

Total	$4,389.1	$4,150.5

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$212.8	$391.2
Accounts payable	209.8	350.4
Accrued expenses and other current liabilities	273.1	279.7

Total current liabilities	695.7	1,021.3

Long-term debt	1,491.0	954.6
Other noncurrent liabilities	581.1	590.0

Total liabilities	2,767.8	2,565.9

Shareholders’ equity	1,621.3	1,584.6

Total	$4,389.1	$4,150.5

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions of Dollars)

	Three Months Ended March 31,
	2009	2008
Cash provided by (used for):
Operating activities:
Net income	$65.2	$76.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	41.3	41.4
Deferred income taxes	(9.3)	0.1
Deferred compensation	2.5	2.5
Restructuring and impairment charges	—	4.0
Net change in working capital	61.9	(86.1)
Other items – net	4.0	5.2

Total operating activities	165.6	43.1

Investing activities:
Capital expenditures	(44.3)	(51.5)
Other items – net	0.7	1.1

Total investing activities	(43.6)	(50.4)

Financing activities:
Changes in short-term debt – net	(0.2)	0.2
Repayments of long-term debt	(285.7)	—
Proceeds from the issuance of long-term debt	646.3	—
Payment of Treasury rate lock upon settlement	(16.7)	—
Payment of debt issuance costs	(4.8)	—
Dividends paid	(20.8)	(20.5)
Common shares purchased	—	(25.0)
Proceeds from the exercise of stock options	0.8	2.1
Tax benefit from the exercise of stock options	0.1	1.7

Total financing activities	319.0	(41.5)

Effect of exchange rate changes on cash	(3.5)	5.7

Net decrease in cash and cash equivalents	437.5	(43.1)

Cash and cash equivalents at the beginning of period	186.2	502.3

Cash and cash equivalents at the end of period	$623.7	$459.2

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Millions of Dollars)

	Three Months Ended March 31,
	2009	2008
Revenues from external customers:
Lubrizol Additives	$727.8	$844.7
Lubrizol Advanced Materials	284.6	382.6

Total revenues	$1,012.4	$1,227.3

Segment operating income:
Lubrizol Additives	$118.7	$116.8
Lubrizol Advanced Materials	25.5	29.2

Total segment operating income	144.2	146.0

Corporate expenses	(16.0)	(21.2)
Corporate other income – net	1.8	3.2
Restructuring and impairment charges	(11.4)	(4.8)
Interest expense – net	(26.7)	(13.7)

Income before income taxes	$91.9	$109.5

Note: In the fourth quarter of 2008, we reorganized our reporting structure among the Lubrizol Additives and Lubrizol Advanced Materials operating segments related to two businesses: the AMPS® specialty monomer business and the ADEXTM explosives emulsifier business. We made this change in order to better align the businesses with others of similar asset and technology base in the Lubrizol Additives segment. In addition, upon the adoption of SFAS 160 on January 1, 2009, we revised our measurement of segment operating income to include income attributable to noncontrolling interests within the Lubrizol Additives segment. The first quarter results for 2008 have been revised to conform with the current year presentation.

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three Months Ended March 31, 2009 and 2008

Reconciliation of Earnings to Earnings As Adjusted

(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both net income attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income attributable to The Lubrizol Corporation and earnings as adjusted.

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS
Earnings	$91.9	$64.2	$0.95	$109.5	$73.6	$1.06

Adjustments:
Restructuring and impairment charges	11.4	7.6	0.11	4.8	2.9	0.04

Earnings as adjusted (Non-GAAP)	$103.3	$71.8	$1.06	$114.3	$76.5	$1.10

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three Months Ended March 31, 2009 and 2008

Reconciliation of Net Income Attributable to The Lubrizol Corporation

    to Earnings Before Interest and Taxes (EBIT), and Before Restructuring

    and Impairment Charges (Adjusted EBIT)

(in millions of dollars)

Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (“GAAP”). EBIT is defined as net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense—net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment charges to derive Adjusted EBIT. Management believes that net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended March 31,
	2009	2008
Net income attributable to The Lubrizol Corporation	$64.2	$73.6
Add back:
Interest expense - net	26.7	13.7
Provision for income taxes	26.7	33.5

Earnings before interest and taxes (EBIT)	117.6	120.8

Restructuring and impairment charges	11.4	4.8

Earnings before interest, taxes, restructuring and impairment charges (Adjusted EBIT)	$129.0	$125.6

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Year Ended December 31, 2008

Reconciliation of Earnings to Earnings As Adjusted

(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net loss attributable to The Lubrizol Corporation per our consolidated results, adjusted for exclusion of restructuring and impairment charges and the write-off of acquired in-process research and development. Management believes that both net loss attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net loss attributable to The Lubrizol Corporation and earnings as adjusted.

	Year Ended December 31, 2008
	Income Before Tax	Net Loss Attributable to Lubrizol	Diluted EPS
Earnings (loss)	$9.8	$(66.1)	$(0.97)

Adjustments:
Restructuring and impairment charges	394.0	345.9	5.04
Write-off of acquired in-process research and development	1.6	1.0	0.01
Pro forma effect of dilution on earnings as adjusted*			0.01

Earnings as adjusted (Non-GAAP)	$405.4	$280.8	$4.09

*Our loss per share for generally accepted accounting principles (GAAP) does not allow for the inclusion of the dilutive effect of shares in the denominator of our per share calculation since this effect would result in a reduction of the loss per share. The per share impact of the adjustments is reflected as if the dilutive shares were used in the denominator of the earnings per share calculation of each adjustment. The pro forma effect of dilution on earnings as adjusted is included in the reconciliation of our Non-GAAP measure so that earnings as adjusted reflects the impact of any applicable dilutive shares.

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Year Ended December 31, 2008

Reconciliation of Net Loss Attributable to The Lubrizol Corporation

    to Earnings Before Interest and Taxes (EBIT), and Before Restructuring

    and Impairment Charges (Adjusted EBIT)

(in millions of dollars)

Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes, restructuring and impairment charges and the write-off of acquired in-process research and development (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net loss attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (“GAAP”). EBIT is defined as net loss attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense—net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment charges and the write-off of acquired in-process research and development to derive Adjusted EBIT. Management believes that net loss attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net loss attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

Year Ended December 31, 2008
Net loss attributable to The Lubrizol Corporation	$(66.1)
Add back:
Interest expense - net	65.7
Provision for income taxes	75.9

Earnings before interest and taxes (EBIT)	75.5

Restructuring and impairment charges	394.0
Write-off of acquired in-process research and development (IPR&D)	1.6

Earnings before interest, taxes, restructuring and impairment charges and IPR&D (Adjusted EBIT)	$471.1